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                                                               EXHIBIT 4.3(d)


                               THIRD AMENDMENT TO
                  AMENDED AND RESTATED ENRON OIL & GAS COMPANY
                                1994 STOCK PLAN


         WHEREAS, ENRON OIL & GAS COMPANY (the "Company") has heretofore adopted and maintains the Amended and Restated Enron Oil & Gas Company 1994 Stock Plan, as amended by Amendment dated effective as of December 12, 1995 and by Amendment dated effective December 10, 1996 (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan;

         NOW, THEREFORE, the Plan is amended as follows:

         1.      The following new paragraph (vi) is added to the end of
Section 5.3 of the Plan:

         "(vi) Phantom Stock Units. The Committee is authorized to grant Awards of Phantom Stock Units to eligible persons other than Directors of the Company. Awards of Phantom Stock Units shall be evidenced by Award Agreements. Paragraphs (ii), (iii) (iv) and (v) of this Section
         5.3 shall apply to Awards of Phantom Stock Units in similar manner as they apply to Shares of Restricted Stock, as interpreted by the Committee, provided, however, the limitation in paragraph (ii) above on the number of Shares of Restricted Stock which may be granted shall apply to the total aggregate number of Awards of Shares of Restricted Stock and Phantom Stock Units. A Phantom Stock Unit is a contractual obligation of the Company equal in value to one Share of the Company, which until paid is an unfunded bookkeeping credit on the records of the Company. Such credit shall be increased by the dividends per Share of the Company after the date of the Award. The portion of such credit attributable to Phantom Stock Units shall be paid under paragraph (iii) above in Shares of the Company."


         2. Section 5.4 (iii) is hereby deleted in its entirety and the following is substituted therefor:

         "(iii) Limits on Transfer of Awards. Except pursuant to a "domestic relations order" as defined in Section 414 of the Code or Section 206 of the Employee Retirement Income Security Act of 1974, as amended, no Award (other than Released Securities) and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution or, in the case of an Award of Restricted Stock, by assignment to the Company; provided however, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary of beneficiaries to exercise the rights of the Participant and to receive any property distributable with respect to any Award upon the death of the Participant. Each Award and each right under any Award shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award


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         (other than Released Securities) and no right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any subsidiary."


         3. Section 7.2 is hereby deleted in its entirety and the following is substituted therefor:

         "7.2    Withholding.  The Company or any subsidiary of the Company is authorized and directed (i) to withhold from any Award granted or any payment due or any transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan, and (ii) to take such other action, including but not limited to, acceptance of already owned Shares (including Shares acquired from the exercise of an Option or vesting of Shares of Restricted Stock), as may be necessary to satisfy all obligations for the payment of such taxes."


         AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.


Dated effective as of December 9, 1997.


ATTEST:                                    ENRON OIL & GAS COMPANY




By:   /s/ Angus H. Davis                   By:   /s/ Patricia L. Edwards
      -------------------------------         -------------------------------
      Angus H. Davis                             Patricia L. Edwards
      Vice President, Communications             Vice President, Human Resources
         and Corporate Secretary                    & Administration


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